Exhibit (a)(1)(v)

Supplement No. 4 dated February 25, 2016, to

the Offer to Purchase dated January 29, 2016

LBG Capital No. 1 plc

Offer to Purchase for Cash Any and All of the Outstanding

LBG Capital No. 1 plc 8.00% Fixed-to-Floating Rate Undated Enhanced Capital Notes (ISIN XS0473106283 and XS0471767276)

and

LBG Capital No. 1 plc 8.50% Fixed-to-Floating Rate Undated Enhanced Capital Notes (ISIN XS0473103348 and XS0471770817)

THE OFFER (as defined below) will expire AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 2, 2016 (such time and date, as the same may be extended, THE “EXPIRATION DEADLINE”). ECNs (AS DEFINED BELOW) TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DEADLINE (such time and date, as the same may be extended, the “Withdrawal deadline”), BUT NOT thereafter.

This Supplement No. 4 (this “Supplement No. 4”) amends, modifies and supersedes certain information included in the offer to purchase dated January 29, 2016 (the “Original Offer to Purchase”), the Supplement No. 1 dated February 16, 2016 (the “Supplement No. 1”), the Supplement No. 2 dated February 22, 2016 (the “Supplement No. 2”) and the Supplement No. 3 dated February 25, 2016 (the “Supplement No. 3” and, together with the Original Offer to Purchase, the Supplement No. 1, the Supplement No. 2 and this Supplement No. 4, the “Offer to Purchase”) relating to an offer (the “Offer”) by LBG Capital No. 1 plc (the “Offeror”), an indirect wholly owned subsidiary of Lloyds Banking Group plc (“LBG”), on the terms and conditions described in the Offer to Purchase, for any and all of the outstanding (1) 8.00% Fixed-to-Floating Rate Undated Enhanced Capital Notes issued by LBG Capital No. 1 and fully and unconditionally guaranteed by LBG (the “Series 1 ECNs”) and (2) 8.50% Fixed-to-Floating Rate Undated Enhanced Capital Notes issued by LBG Capital No. 1 and fully and unconditionally guaranteed by LBG (the “Series 2 ECNs” and, together with the Series 1 ECNs, the “ECNs”).

The information set forth under “Risk Factors—Risks relating to the Offer—The Regulatory Call Right contained in the ECNs has been the subject of litigation; holders of ECNs need to carefully evaluate the risks and consequences of tendering, or refraining to tender, the ECNs in the Offer” in the Offer to Purchase is amended and restated in its entirety to read as follows:

The Regulatory Call Right contained in the ECNs has been the subject of litigation; holders of ECNs need to carefully evaluate the risks and consequences of tendering, or refraining to tender, the ECNs in the Offer.

The ECNs were issued, together with other enhanced capital notes, for the purpose of counting as “stress test” core capital of the Group. Pursuant to the relevant Conditions, should any series of ECNs cease to be taken into account for the purposes of any “stress test” applied by the PRA in the circumstances more fully described in Condition 8(e) of the ECNs, the Offeror has the right, in certain circumstances and subject to various conditions as described in Condition 8(b) of the ECNs, to call the ECNs at par (the “Regulatory Call Right”).

The ECNs were not taken into account as core capital for the December 2014 PRA stress test. On December 16, 2014, the Group therefore announced that it intended to seek permission to redeem certain series of ECNs that had been the subject of prior liability management exercises.

The trustee acting for the holders of the ECNs under the terms of the ECNs (the “ECN trustee”), subsequently sought a declaratory judgment in respect of the interpretation of certain terms of the ECNs. On June 3, 2015, the High Court in London found that a Capital Disqualification Event (as defined in the

Conditions) had not occurred and, as a result, the Offeror was not entitled to exercise the Regulatory Call Right. The Offeror filed an appeal and, on December 10, 2015, the Court of Appeal unanimously found in its favour and declared that a Capital Disqualification Event had occurred. The ECN trustee was refused permission by the Court of Appeal to appeal to the Supreme Court of the United Kingdom against this decision. The ECN trustee sought permission to appeal directly from the Supreme Court and such permission was granted on February 8, 2016, with the hearing date fixed for March 21, 2016.

Unless the Supreme Court reverses the decision of the Court of Appeal and determines that a Capital Disqualification Event had not occurred, the Offeror of the ECNs will continue to have the right to exercise the Regulatory Call Right in relation to each series of ECNs at par.

The Group has received permission from the PRA, under Article 78 of the Capital Requirements Regulation (Regulation 575/2013/EU), for the redemption of all series of ECNs outstanding. See also the section of this document entitled “Rationale for the Offer”. On January 29, 2016, the issuers of the enhanced capital notes issued redemption notices in respect of certain series of enhanced capital notes which are not the subject of the Tender Offers and which were prioritized for redemption following the liability management exercise conducted in 2014. The redemption of those enhanced capital notes occured on February 9, 2016.

Subject to the satisfaction of the conditions set out in Condition 8(b) of the ECNs, following completion of the Offer, the Offeror will exercise the Regulatory Call Right and issue notices to redeem any ECNs that remain outstanding after the Offer. Such redemption price will be lower than the relevant Purchase Price. However, if the Supreme Court determines that a Capital Disqualification Event had not occurred, and such determination takes place after the redemption of the relevant series of ECNs pursuant to the Regulatory Call Right, as a result of which damages or another remedy were to be available, the value of such damages or other remedy to holders whose ECNs are so redeemed may be higher than the relevant Purchase Price paid to holders whose ECNs are tendered and accepted for purchase pursuant to the Offer.

The Group confirmed on February 9, 2016, that, if the Supreme Court were to determine that a Capital Disqualification Event had not occurred in relation to the ECNs, it would compensate fairly the Holders of the ECNs whose securities are redeemed by the Offeror for losses suffered as a result of such early redemption. Any such compensation would be determined by the English courts or, if appropriate, agreed by the Group with the ECN trustee.

To the extent the Court of Appeal’s decision is reversed after the Expiration Deadline, tendering holders will not have any withdrawal rights and they will not be able to withdraw or otherwise revoke their tenders. In addition, by submitting a valid Tender Instruction, a holder of ECNs will, to the extent permitted by law, waive and release any rights or claims it may have against the Offeror and/or any other member of the Group with respect to such ECNs and will not have any further or other claims or actions with respect to such ECNs (including, without limitation, following any decision of the Supreme Court). See “The Offer—Procedures for participating in the Offer”.

This Supplement No. 4 should be read in conjunction with the Original Offer to Purchase, the Supplement No. 1, the Supplement No. 2 and the Supplement No. 3. Except for the changes described herein, all other terms of the Original Offer to Purchase remain the same.

NEITHER THE OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TENDER AGENT

Lucid Issuer Services Limited
Tankerton Works

12 Argyle Walk

 London WC1H 8HA

United Kingdom

Attn: Sunjeeve Patel/Paul Kamminga

Tel: +44 20 7704 0880
email: lbg@lucid-is.com

Any questions or requests for assistance or additional copies of this Supplement No. 4 or the Original Offer to Purchase, the Supplement No. 1, Supplement No. 2 and the Supplement No. 3 may be directed to the Tender Agent and any questions regarding the terms of the Offer may be directed to the Dealer Managers listed below.

JOINT LEAD DEALER MANAGERS

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, NY 10019

United States

In the United States:

U.S. Toll-Free: +1 (888) 210-4358

Collect: +1 (212) 841-3059

Email: liability.management@bnpparibas.com

Attn: Liability Management Group

In Europe:

Tel: +44 (0) 20 7595 8668

Email: liability.management@bnpparibas.com

Attention: Liability Management Group

Deutsche Bank Securities Inc.

60 Wall Street

New York

New York 10005

United States

In the United States

Attention: Liability Management Group

Telephone: +1 (212) 250 2955 (Collect)

+ (866) 627 0391 (US Toll Free)

In Europe

Attention: Liability Management Group

Email: liability.management@db.com

Telephone: +44 20 7545 8011

Goldman, Sachs & Co.

 200 West Street

New York, NY 10282

United States

In the United States:

Toll-free: +1 (800) 828-3182

Collect: +1 (212) 902-5183

Attn: Liability Management Group

In Europe:

Tel: +44 (0) 20 7774 9862

Email: liabilitymanagement.eu@gs.com

Lloyds Securities Inc.

1095 Avenue of the Americas

New York, NY 10036

United States

Toll-Free: +1 (855) 400-6511

Collect: +1 (212) 827-3105

Email: liability.management@lloydsbanking.com

 Attn: Liability Management Group

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

214 N. Tryon Street, 21st Floor

 Charlotte, NC 28255

 United States

In the United States:

 Collect: +1 (980) 388-4813

 Toll Free: +1 (888) 292-0070

 Attn: Debt Advisory

In Europe:

 Toll: +44 (0) 20 7996 5698

 Email: DG.LM_EMEA@baml.com

 Attn: Liability Management Group

UBS Limited 1 Finsbury Avenue London EC2M 2PP United Kingdom Attention: Liability Management Group Telephone: +1 (203) 719 4210 (Collect) +1 (888) 719 4210 (US Toll Free)

Supplement No. 4 dated February 25, 2016, to the Offer to Purchase dated January 29, 2016, the Supplement No. 1 dated February 16, 2016, the Supplement No. 2 dated February 22, 2016 and the Supplement No. 3 dated February 25, 2016.